Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended March 31, 2024

May 7, 2024

Steve Pelayo

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2024 third quarter financial results. I am Steven Pelayo, Investor Relations representative for AOS. With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcast live over the Web. A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report. After that, Yifan will review the financial results and provide guidance for the June quarter. Finally, we will have the Q&A session.

The earnings release was distributed over wire today, May 7, 2024, after the market close. The release is also posted on the company's website. Our earnings release and this presentation include non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang. Stephen?

Stephen Chang

Thank you, Steve. Welcome to Alpha and Omega’s fiscal Q3 earnings call. I will begin with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q3 results in-line with our guidance for revenue and gross margin. Revenue was $150.1 million, non-GAAP gross margin was 25.2%. Non-GAAP EPS was slightly better than expectation at a loss per share of $0.04. This quarter we saw seasonal declines in computing and smartphones, and continued inventory corrections in gaming, quick chargers and solar.

Looking at a broader view of the overall semiconductor cycle, inventory corrections across the majority of our end markets are now approaching their conclusion, positioning us for a gradual rebound as we move forward into the rest of calendar year 2024. For example, the rate of decline in gaming and quick chargers slowed during the quarter and we saw sequential growth in tablets, appliances and e-mobility. In addition, during the March quarter, we saw an increase in demand for newer applications such as graphics cards and A.I. applications.

As we stated last quarter, we are approaching the recovery phase of the next cycle. While the exact trajectory is hard to predict, we are coming out of the downturn an even stronger and more resilient company. Starting from the June quarter, we forecast a rebound in gaming and continued strength from tablets, graphics cards, and A.I. Looking beyond, we anticipate the second half of the year will be stronger than the first half as customers gear up for new product launches in smartphones, as well as PCs.

Looking beyond 2024 to the growth phase of the next cycle, AOS is transitioning from a component supplier to become a comprehensive solution provider, enabling us to 'go deeper' with increasing BOM content and penetrating new products and verticals. We have built upon our core competencies of high-performance silicon, advanced packaging and intelligent ICs to expand our product offering. For example, we now have multiphase controllers in addition to smart power stages to power not only computing Vcore, but also extending to graphics and A.I. datacenter applications for advanced computing. We also continue to leverage our core technology IP and strengths in other applications such as battery, motor and power supply, while investing in R&D into adjacent markets.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. March quarter revenue was up 80.4% year-over-year and down 4.3% sequentially and represented 45.8% of total revenue. These results were in line with our original expectation for a mid-single digit decline sequentially due to seasonality and the impact of Chinese New Year. As mentioned before, sequential growth in graphics cards, tablets and A.I. accelerators helped partially offset the seasonal decline that was mostly from notebooks.

Looking forward into the June quarter, we expect the Computing segment to grow mid-to-upper single-digits on continued strength in tablets, A.I. accelerators and graphics cards.

Turning to the Consumer segment, March quarter revenue was down 47.1% year-over-year, up slightly 0.3% sequentially and represented 15.7% of total revenue. The results exceeded our forecast for a low-single digit sequential decline driven by strength in home appliances and LCD TV. The inventory correction in gaming continued in the March quarter, but as we suggested last quarter, we see opportunities to increase BOM content within the current console platform as part of a product refresh coming very soon. We also remain engaged in deep discussions for their next generation model design.

For the June quarter, we forecast double digits sequential growth in the consumer segment due to an end to the inventory correction in gaming, which is expected to drive a strong rebound.

Next, let’s discuss the Communications segment, revenue in the March quarter was up 39.2% year-over-year and down 7.4% sequentially, and represented 17.9% of total revenue. These results were below our expectations as continued strength in March quarter shipments to the Korea and China-based smartphone OEMs were offset by a seasonal decline in shipments to the Tier 1 U.S. smartphone customer, as well as a slowdown in networking.

Looking ahead, we anticipate a strong sequential rebound in shipments to our Tier 1 US smartphone customer as they prepare for their fall launch, while we forecast a sequential decline from Korea and China OEMs. Even with the sequential decline, our China OEM business remains strong and up significantly year-over-year.

Overall, we estimate the Communication segment will be flat sequentially in the June quarter, which is notably higher year-over-year because of our BOM content and market share increases.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 16.5% of total revenue. March quarter revenue was down 6.5% year-over-year and down 29.0% sequentially. These results were driven by continued inventory correction in quick chargers following the peak season shipments to our Tier 1 U.S. smartphone customer in the September quarter last year; and a sequential decline in AC-DC power supplies, power tools and solar. As mentioned last quarter, we saw strong sequential growth from the e-mobility segment driven by deepening customer relationships for e-bikes and e-scooters.

For the June quarter, we expect this segment to increase mid-to-upper single digits sequentially mainly due to the end of the inventory correction in quick chargers, and continued strength in e-mobility.

In closing, we delivered fiscal Q3 in-line with our expectations. Over the past year or so, we have experienced rolling inventory corrections in nearly every one of our end markets. We believe the bulk of the adjustments are now behind us. Seasonality is starting to return as we prepare for PC and smartphone launches in the Fall.

Looking into the next cycle, we are poised for growth, bolstered by advanced technology, a diversified product portfolio addressing a broadening array of end markets, and a premier customer base across all business lines. Power management underpins key trends such as AI, digitalization, connectivity, and electrification – especially as we move towards a sustainable, low-carbon society. We are steadfast in executing our technology roadmap. Customers increasingly view us as a total solutions provider, allowing us to capture a greater portion of the bill-of-materials, and ultimately supporting growth that outpaces industry over the long run.

With that, I will now turn the call over to Yifan for a discussion of our fiscal third quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon, everyone and thank you for joining us.

Revenue for the quarter was $150.1 million, up 13.2% year-over-year and down 9.2% sequentially. While March quarter is historically our seasonally lowest revenue quarter due to the cyclicality of consumer spending, the year-over-year growth indicated the strength of our recovery from the inventory corrections.

In terms of product mix, DMOS revenue was $93.8 million, up 15.9% over last year and down 13.8% sequentially. Power IC revenue was $50.0 million, up 5.4% from a year ago and down 0.6% from the prior quarter. Assembly service and other revenue was $1.2 million, as compared to $0.6 million for the same quarter last year and $0.7 million last quarter. License and engineering service revenue was $5.1 million for the quarter versus $5.5 million in the prior quarter and $3.6 million for the same quarter a year ago.

Non-GAAP gross margin was 25.2%, compared to 25.1% a year ago and 28.0% last quarter. The quarter-over-quarter decrease was mainly driven by lower utilization and ASP erosion, partially offset by better mix.

Non-GAAP operating expenses were $38.9 million, compared to $36.2 million last year and $37.9 million for the prior quarter. The quarter-over-quarter increase was primarily due to higher payroll tax expenses given the start of a new calendar year.

Non-GAAP quarterly EPS was a loss of $0.04, compared to a loss of $0.21 a year ago and $0.24 earnings per share last quarter.

Moving on to cash flow. Operating cash flow was $28.2 million, including $9.9 million of repayment of customer deposits. By comparison, operating cash flow was $11.6 million last year and negative $23.5 million in the prior quarter. We expect to refund about $4.5 million customer deposits in the June quarter. We also repurchased 287,000 shares of employee restricted stock units (RSU) vested during the quarter for $6.7 million. EBITDAS for the quarter was $11.6 million, compared to $6.5 million for the same quarter a year ago and $20.7 million last quarter.

Now let me turn to our balance sheet.

We completed the March quarter with a cash balance of $174.4 million, compared to $162.3 million at the end of last quarter.

Net trade receivables decreased by $18.7 million sequentially. Days Sales Outstanding was 15 days for the quarter, compared to 18 days for the prior quarter.

Net inventory increased by $6.4 million quarter-over-quarter. Average days in inventory were 153 days, compared to 141 days in the last quarter.

CapEx for the quarter was $7.4 million, compared to $9.1 million for the prior quarter. We expect CapEx for the June quarter to range from $6 million to $8 million.

Now, I would like to discuss June quarter guidance.

We expect:

•Revenue to be approximately $160 million, plus or minus $10 million.
•GAAP gross margin to be 24.7%, plus or minus 1%. We anticipate non-GAAP gross margin to be 26.3%, plus or minus 1%.
•GAAP operating expenses to be in the range of $47.9 million, plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $39.5 million, plus or minus $1 million.
•Net interest expense to be approximately $0.5 million, and
•Income tax expense to be approximately $0.9 million.

With that, we will now open the call for questions. Operator, please start the Q&A session.

Closing:
This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments; the macroeconomic conditions and our expectation of recovery of current downturn and inventory correction cycles; our ability to mitigate risks relating to industry-wide downturn; the expected timeline of economic recovery in 2024, our ability and strategy to develop new products; fluctuation in customer demand and market segments; our share of Tier 1 customer; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 and other periodic reports filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.